Exhibit 99.1

Clear Link

Holdings, LLC and

Subsidiaries

Consolidated Financial Statements as of and for the

Years Ended December 31, 2015 and 2014, and

Independent Auditors’ Report

CLEAR LINK HOLDINGS, LLC AND SUBSIDIARIES

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	1–2

CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014:

Balance Sheets	3

Statements of Operations	4

Statements of Members’ Equity	5

Statements of Cash Flows	6–7

Notes to Consolidated Financial Statements	8–21

Deloitte & Touche LLP 299 South Main Street Suite 1900 Salt Lake City, Utah 84111 United States of America Tel: 801-328-4706 Fax: 801-366-7900 www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To the Members of

Clear Link Holdings, LLC and Subsidiaries:

We have audited the accompanying consolidated financial statements of Clear Link Holdings, LLC and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Member of Deloitte Touche Tohmatsu

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Clear Link Holdings, LLC and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

April 22, 2016

CLEAR LINK HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2015 AND 2014

	2015	2014

ASSETS

CURRENT ASSETS:
Cash	$3,575,855	$12,677,682
Accounts receivable—net	15,087,662	13,974,382
Prepaid expenses	1,497,815	2,426,073
Other current assets	878,222	268,246

Total current assets	21,039,554	29,346,383

PROPERTY AND EQUIPMENT—Net	5,560,498	3,660,966

INTANGIBLE ASSETS—Net	34,731,964	28,047,449

GOODWILL	33,873,987	33,873,987

OTHER ASSETS	325,000	112,937

TOTAL ASSETS	$95,531,003	$95,041,722

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,835,176	$1,628,673
Accrued liabilities	7,381,649	7,207,126
Accrued chargebacks	3,866,782	2,322,450
Notes payable—current portion	2,924,162	4,821,301
Other current liabilities	1,665,847	1,020,391

Total current liabilities	18,673,616	16,999,941

COMMITMENTS AND CONTINGENCIES (Notes 6, 7, and 8)

NOTES PAYABLE—Net of current portion	21,679,297	24,603,460

OTHER NON-CURRENT LIABILITIES	2,127,816	1,138,205

Total liabilities	42,480,729	42,741,606

MEMBERS’ EQUITY	53,050,274	52,300,116

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$95,531,003	$95,041,722

See notes to consolidated financial statements.

CLEAR LINK HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014

REVENUES—Net	$121,509,610	$109,389,879

OPERATING EXPENSES:
Selling, general and administrative	80,792,722	64,917,294
Advertising and marketing	26,591,232	23,656,083
Depreciation and amortization	5,277,459	5,203,684

Total operating expenses	112,661,413	93,777,061

INCOME FROM OPERATIONS	8,848,197	15,612,818

OTHER INCOME (EXPENSE):
Interest income	319	1,312
Interest expense	(1,807,340)	(2,030,073)

Total other expense—net	(1,807,021)	(2,028,761)

NET EARNINGS	$7,041,176	$13,584,057

See notes to consolidated financial statements.

CLEAR LINK HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

Members’ Equity

BALANCE—January 1, 2014	$48,387,809

Cash distributions paid to members	(9,874,957)

Stock-based compensation related to Class B units	203,207

Net earnings	13,584,057

BALANCE—December 31, 2014	52,300,116

Cash distributions paid to members	(6,375,278)

Stock-based compensation related to Class B units	84,260

Net earnings	7,041,176

BALANCE—December 31, 2015	$53,050,274

See notes to consolidated financial statements.

CLEAR LINK HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$7,041,176	$13,584,057
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	5,277,459	5,203,684
Loss on disposal of fixed asset	22	-
Stock-based compensation related to Class B units	84,260	203,207
Amortization of deferred financing fees	336,519	336,519
Earn-out provision	85,443	(304)
Changes in operating assets and liabilities (net of effects of acquisition of business):
Accounts receivable	(1,113,280)	(1,560,786)
Prepaid expenses and other current assets	893,282	(1,401,161)
Other assets	112,936	238,376
Accounts payable	1,204,634	524,135
Accrued liabilities	315,431	1,369,507
Accrued chargebacks	1,544,332	(1,265,433)
Other current and non-current liabilities	(775,391)	(718,129)

Net cash provided by operating activities	15,006,823	16,513,672

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash	-	500,030
Purchase of property and equipment	(3,593,618)	(468,922)
Purchase of intangible assets	(1,982,083)	(126,000)
Acquisition of business	(7,000,001)	(1,150,000)
Proceeds from sale of fixed asset	150	1,100,000

Net cash used in investing activities	(12,575,552)	(144,892)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on notes payable and earn-out liability	(5,157,820)	(9,253,829)
Distributions paid to members	(6,375,278)	(9,874,957)

Net cash used in financing activities	(11,533,098)	(19,128,786)

NET DECREASE IN CASH	(9,101,827)	(2,760,006)

CASH—Beginning of year	12,677,682	15,437,688

CASH—End of year	$3,575,855	$12,677,682

(Continued)

CLEAR LINK HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION — Cash paid for interest	$1,382,343	$1,657,012

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Leasehold improvements receivable	$900,000	$-

Equipment purchases included in accounts payable and accrued liabilities	$87,233	$113,721

Intangible asset purchases included in accrued liabilities	$-	$112,500

Purchase price for acquisition of business included in other current liabilities	$1,675,015	$302,262

See notes to consolidated financial statements.	(Concluded)

CLEAR LINK HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations—Clear Link Holdings, LLC and subsidiaries (“Clear Link” or the “Company”) is a marketing and sales company that secures new customers for large-brand parties. The Company markets to customers located throughout the United States. The Company is registered as a limited liability company (LLC) in the State of Delaware. The Company’s operations commenced effective January 1, 2011.

Effective January 28, 2013, a change in reporting entity structure occurred with the formation of Clear Link Holdings, LLC. On that date, all Class A, Class B, and Class C members relinquished their outstanding membership interests in Clear Link Technologies, LLC in exchange for identical membership interests in Clear Link Holdings, LLC. The change had no effect on the ongoing operations of the Company.

Principles of Consolidation—The consolidated financial statements as of and for the years ended December 31, 2015 and 2014, include the accounts of Clear Link Holdings, LLC and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash—The Company reflects cash on hand and demand deposits as cash. At December 31, 2015 and 2014, the Company did not have any cash equivalents. The Company’s cash deposits are held at institutions insured by the Federal Deposit Insurance Corporation (FDIC). At times, such deposits may be in excess of the FDIC insurance limit of $250,000.

Use of Estimates—In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates included in the Company’s consolidated financial statements include estimating accrued revenue, accrued chargebacks and evaluating potential impairments of intangible assets and goodwill.

Accounts Receivable—The Company’s accounts receivable are related to sales that were made prior to year-end for which payment from the brand partners has not yet been received. These receivables are generally collected within one to three months from the date the sale occurred. For amounts not collected during this time period, the Company considers whether such amounts are uncollectible based on specific identification and historical experience. Accounts outstanding longer than the contractual payment terms are considered past due. Accounts are written off when deemed uncollectible. At December 31, 2015 and 2014, based on the current status of the receivables and prior collection experience with the Company’s brand partners, the Company estimated the allowance for doubtful accounts to be $78,775 and $0, respectively.

Revenue Recognition—The Company recognizes revenue when 1) persuasive evidence of an arrangement exists, 2) delivery of product has occurred or services have been rendered, 3) the price to the customer is fixed or determinable, and 4) collectability is reasonably assured. Generally, for the

Company’s sales, these criteria are met when a sales call results in an order and the installation for the product or service has occurred or been provided. The process for recognizing revenue for each of the Company’s revenue streams is outlined below. In accordance with the provisions of Accounting Standards Codification (ASC) Topic 605-45, Principal Agent Considerations, the Company recognizes revenue on a net basis for the commissions earned on each sales transaction. A summary of the Company’s significant revenue streams is as follows:

Commissions on New Customer Acquisitions—Certain of the Company’s brand partners have the right to chargeback accounts that do not meet certain requirements for specified periods after a sale has occurred. The Company accounts for sales with chargeback provisions in accordance with ASC Topic 605, Revenue Recognition. Under the provisions of Topic 605, revenue is recognized when all appropriate requirements are met, including the ability to reasonably estimate future chargebacks. For brand partners where the Company has sufficient historical data to support chargeback percentages, the Company recognizes revenue at the date of installation. Revenue is then reduced by an allowance for chargebacks for the estimated amount of future chargebacks. The allowance for chargebacks is recorded as a current liability on the consolidated balance sheets as these expected future chargebacks relate to sales for which the Company has already received payment. For brand partners where sufficient chargeback history does not exist, the Company defers all revenue until the chargeback term has ended. During 2015 and 2014, the Company determined it had sufficient chargeback history to estimate future chargebacks for all existing brand partners and recorded a chargeback allowance.

Commissions on Overflow Call Sales—The Company also receives revenue for sales made by other companies. In these instances, the Company generally transfers overflow calls to a third-party call center. The third-party call center makes the sale and sets up the installation date for the respective brand partner. The Company then earns a set commission from these other companies based upon a contractual amount. The Company does not record revenue associated with certain of these other companies until cash has been received due to the uncertainties inherent in these transactions. Revenue is recorded on an accrual basis for transactions with certain other companies for which reliable financial data exists.

Property and Equipment—Property and equipment, including leasehold improvements, are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the remaining lease term. Rental expense on leased office space, property and equipment is recorded on a straight-line basis.

Maintenance, repairs, and renewals that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. The cost and accumulated depreciation of property and equipment sold or otherwise retired are removed from the accounts, and the gain or loss on disposition is reflected in the statement of operations.

Impairment of Long-Lived Assets—The Company reviews its long-lived tangible assets for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company evaluates, at each year-end balance sheet date, whether events and circumstances have occurred that indicate possible impairment. The Company uses an estimate of undiscounted net cash flows from the related asset or group of assets over their remaining life in measuring whether the assets are recoverable. As of December 31, 2015 and 2014, the Company does not consider any of its long-lived tangible assets to be impaired.

Goodwill and Intangible Assets—The Company does not amortize goodwill. Goodwill is tested annually for impairment as of December 31, or more frequently if events or changes in circumstances indicate that the asset may be impaired. In step 1, the Company uses the income approach to test for impairment of goodwill based on estimated discounted future cash flows. Cash flow assumptions consider historical and forecasted revenue, operating costs and other relevant factors. If the carrying value exceeds the estimated fair value, the Company moves to step 2 and prepares an analysis to estimate the implied fair value of goodwill. An impairment charge is recognized in an amount equal to the excess carrying amount, if any, over the implied fair value of goodwill.

The Company amortizes its intangible assets over periods generally ranging from 2 to 15 years (see Note 4). Amortization is based on the pattern in which the estimated economic benefits of the intangible asset will be consumed. The Company evaluates the recoverability of intangible assets periodically and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists.

There were no impairments of goodwill or intangible assets as of December 31, 2015 and 2014.

Other Current and Non-Current Liabilities—Other current and non-current liabilities consist principally of deferred lease incentives and earnout liabilities. Deferred lease incentives are amortized over the term of the lease to provide a straight-line rent expense on the lease. Earnout liabilities are remeasured to fair value each period, and an adjustment is made if needed.

Advertising and Marketing—Costs of direct-response advertising (a) whose primary purpose is to elicit sales to customers who could be shown to have responded specifically to the advertising and (b) that results in probable future benefits are reported as assets net of accumulated amortization. These costs are expensed over the period, generally 12 months, that revenues are generated as a result of the direct-response advertising efforts. All other advertising is expensed as incurred. Expenditures paid in advance for advertising are capitalized as prepaid advertising expenses and expensed in the period the advertising is first run or aired. As of December 31, 2015 and 2014, the Company had $46,362 and $157,584, respectively, of prepaid advertising deferred in the consolidated financial statements, which was included in prepaid expenses. Total advertising and marketing expense for the years ended December 31, 2015 and 2014 was $26,591,232 and $23,656,083, respectively.

Incentive Unit Compensation—The Company authorized Class B units for issuance to provide incentives to employees and service providers through the grant of these membership units.

The Class B units granted represent equity awards for which the Company recognizes compensation expense based on the estimated fair value of the award on the date of grant. The Company estimates the fair value of the Class B equity units granted, and the value is based on probability weighting a series of holding period scenarios that use the Black-Scholes pricing method. The compensation cost of these units is recognized over the requisite vesting period (see Note 8).

Comprehensive Income—There were no components of comprehensive income other than net earnings for the years ended December 31, 2015 and 2014.

Concentration of Credit Risk—Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash. Risks associated with cash are mitigated by banking with creditworthy institutions; however, deposits with such institutions may exceed FDIC insurance limits. The Company has not experienced any losses in such accounts. The Company’s accounts receivable do not have significant exposure to credit risk as substantially all accounts receivable are collected within a short period after year-end.

Taxes—As an LLC, the Company and its subsidiaries have elected to be taxed as a partnership under the provisions of the Internal Revenue Code. Members are liable for applicable taxes on their proportionate share of the Company’s taxable income. Tax distributions to members may be made in accordance with the Company’s Limited Liability Company Agreement (the “LLC Agreement”). The amounts to be distributed are determined by taking into account the maximum United States Federal, state, and local tax rates of each member.

Adoption of New Accounting Pronouncements—In January of 2016, the FASB issued ASU 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities”, which states that non-public entities are not required to apply the fair value of financial instruments disclosure guidance. Certain provisions of this ASU were available for early adoption. The remainder of the ASU is effective for fiscal years and interim periods beginning after December 15, 2017. The Company has elected to early adopt the provisions available for early adoption for the year ended December 31, 2015. The adoption of the available provisions did not have a material impact on the Company’s consolidated financial statements.

New Accounting Pronouncements—In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This update requires an entity to recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. As such, this update affects an entity that either enters into contracts with customers or transfers goods and services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. This update will supersede the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance, and creates a Topic 606. The amendments in this update are effective for nonpublic entities in annual periods beginning after December 15, 2018. However, nonpublic entities may elect to early adopt the update in annual periods beginning after December 15, 2017. The Company is currently evaluating the effect of adoption on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) Accounting for Leases. This update specifies that lessees should recognize assets and liabilities arising from all leases, except for leases with a lease term of 12 months or less. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee will largely remain unchanged and continue to depend on its classification as a finance or operating lease. For nonpublic entities, the ASU will be effective for annual periods beginning after December 15, 2019 with early adoption permitted. The adoption of this ASU is not expected to have a material impact on the Company’s results of operations or footnote disclosures; however, it is expected to result in the recognition of a lease asset and related liability in the consolidated balance sheets.

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest (Subtopic 835-30) Simplifying the Presentation of Debt Issuance Costs. This standard requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The pronouncement is effective for annual reporting periods beginning after December 15, 2015, with early application permitted. The Company adopted this standard retrospectively for all periods presented. The adoption of this ASU did not have an impact on the Company’s consolidated financial statements.

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805) – Simplifying the Accounting for Measurement-Period Adjustments. The standard eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. The standard is effective for annual reporting periods beginning after December 15, 2016. The Company is currently evaluating the effect of adoption on the Company’s consolidated financial statements.

2.	BUSINESS COMBINATIONS

Effective July 28, 2015, the Company acquired 100% of ASecureLife.com in exchange for cash consideration of $6,750,000, paid at close. Additionally, the total purchase price is subject to earnouts which are calculated based on gross revenue originating from the ASecureLife domain name: up to $1,000,000 to be paid after July 31, 2016, and up to $1,000,000 to be paid after July 31, 2017. The Company estimates that it will be required to pay the full $2,000,000 in earnouts, which had a fair value of $1,675,015 as of the purchase date. The acquisition was accounted for using the acquisition method of accounting; accordingly, the purchase price has been allocated to the assets and liabilities acquired based on their estimated fair values at the date of acquisition. The acquisition was completed to provide increased leads for home security sales.

The total purchase price at fair value of $8,425,015 was allocated to the ASecureLife.com domain as this was the only asset acquired and as no liabilities were assumed.

3.	PROPERTY AND EQUIPMENT

The Company’s property and equipment at December 31, 2015 and 2014, consist of the following:

	Useful Lives	2015	2014

Computer equipment and software	3 years	$1,222,661	$1,734,876
Vehicles	5 years	143,240	143,240
Office equipment	3–5 years	1,164,898	856,738
Leasehold improvements	5–7 years	5,206,686	3,533,486
Furniture and fixtures	5–7 years	2,143,466	1,680,721
Construction in process	n/a	364,109	5,717

Gross carrying amount		10,245,060	7,954,778

Less accumulated depreciation		(4,684,562)	(4,293,812)

Total		$5,560,498	$3,660,966

Depreciation expense on property and equipment totaled $1,667,375 and $1,664,304 for the years ended December 31, 2015 and 2014, respectively.

4.	INTANGIBLE ASSETS

The carrying value of the Company’s intangible assets as of December 31, 2015 and 2014, is as follows:

		2015
	Useful Lives	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets—finite lives:
Internet domain names	10 years	$15,849,852	$(3,245,671)	$12,604,181
Brand partner relationships	4–15 years	32,268,160	(10,748,343)	21,519,817
Technology	3–5 years	6,168,640	(5,625,364)	543,276
Non compete and other contracts	2–6 years	2,227,000	(2,226,000)	1,000
Intangibles in process		63,690		63,690

Total		$56,577,342	$(21,845,378)	$34,731,964

		2014
	Useful Lives	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets—finite lives:
Internet domain names	10 years	$6,197,584	$(2,226,770)	$3,970,814
Brand partner relationships	4–15 years	32,268,160	(8,538,071)	23,730,089
Technology	3–5 years	5,590,000	(5,288,454)	301,546
Non compete and other contracts	2–6 years	2,227,000	(2,182,000)	45,000

Total		$46,282,744	$(18,235,295)	$28,047,449

During 2015, the company purchased intangible assets totalling $10,294,598, primarily related to internet domain names. The weighted-average amortization period for these assets was 9.55 years. Intangible asset amortization expense totaled $3,610,084 and $3,539,380 for the years ended December 31, 2015 and 2014, respectively. As of December 31, 2015, the Company expects amortization expense in future years to be as follows:

Years Ending December 31

2016	$4,037,188
2017	4,021,919
2018	3,876,081
2019	3,714,771
2020	3,714,172
Thereafter	15,367,833

Total	$34,731,964

5.	ACCRUED LIABILITIES

The Company’s accrued liabilities at December 31, 2015 and 2014, consist of the following:

	2015	2014

Accrued expenses	$1,509,343	$3,233,363
Accrued advertising	17,033	57,683
Accrued wages	1,928,021	2,111,505
Deferred rent	615,008	357,350
Overpayment from brand partner	707,707	1,443,347
Deferred revenue	2,604,537	3,878

Total	$7,381,649	$7,207,126

6.	LINE OF CREDIT AND NOTES PAYABLE

The Company has a borrowing arrangement that includes a senior term loan of $42,000,000 and a revolving line of credit with a maximum borrowing limit of $10,000,000. Any outstanding principal on the senior term loan and the revolving line of credit is due on December 28, 2017.

Draws on the term loan and revolving line of credit also bear interest at one of two variable rate options selected by the Company. The base rate option is equal to a specified margin determined by the Company’s leverage ratio (which starts at 4.00% and declines to 3.25% depending on the leverage ratio) plus the greater of the Prime Rate, the Federal Funds Effective Rate plus 0.5%, or 1-month LIBOR plus 1.0%.

The LIBOR rate option is equal to a specified margin (which starts at 5.00% and declines to 4.25% depending on the leverage ratio) plus the applicable LIBOR rate for an interest period of 1, 3, 6, 9, or 12 months as selected by the Company. Accrued interest is payable at the end of each fiscal quarter.

At December 31, 2015, $10,000,000 was available under the revolving line of credit for additional borrowing; however, no borrowings were outstanding.

Notes payable consist of the following as of December 31, 2015 and 2014:

Notes Payable	2015	2014

Term loan, adjustable rate based on various index rates plus a margin (4.67% and 4.41% at December 31, 2015 and 2014, respectively), collateralized by the property of the Company, quarterly principal and interest payments with a balloon payment due on December 28, 2017	$25,277,425	$30,435,245
Less current portion of notes payable (net of deferred deferred financing fees of $337,441 and $336,519 at December 31, 2015 and 2014, respectively)	(2,924,162)	(4,821,301)
Less deferred financing fees	(673,966)	(1,010,484)

Long-term portion of notes payable	$21,679,297	$24,603,460

Future maturities of notes payable are as follows at December 31, 2015:

Years Ending December 31

2016	$3,261,603
2017	22,015,822

Total	$25,277,425

Borrowings under the credit agreement described above are secured by substantially all of the Company’s assets. The credit agreement contains certain covenants and restrictions that require the Company to maintain compliance with maximum leverage and minimum fixed charge coverage ratios on a quarterly basis, as defined in the agreements. The covenants also include restrictions limiting the incurrence of liens, debt, and the sale of assets.

The credit agreement also requires the Company to remit a percentage of all cash flows over a certain threshold defined in the credit agreement to the lender. The percentage required to be remitted varies based on the Company’s leverage ratio. Under these provisions, the Company expects to remit $0 to the lender in 2016 in addition to the minimum scheduled payments.

Subsequent to year end, the notes payable balance was paid off in full as part of the Company’s acquisition by Sykes. (See Note 11).

Management believes the Company was in compliance with all debt covenants at December 31, 2015.

7.	COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments—The Company has non-cancelable long-term operating lease commitments that expire commencing in 2017 through 2026 for various office facilities. The operating lease agreements are subject to predetermined rate increases in accordance with the signed rental agreements. Rent is charged to operating expense on a straight-line basis over the term of leases where contractual increases affect rent payments. Rent expense under operating leases for the years ended December 31, 2015 and 2014, was $3,428,409 and $2,667,462, respectively.

Future minimum lease payments under non-cancelable operating leases consist of the following as of December 31, 2015:

Years Ending December 31

2016	$3,684,332
2017	3,127,035
2018	3,081,274
2019	3,173,713
2020	3,268,924
Thereafter	19,474,205

Total future minimum lease payments	$35,809,483

The Company received lease incentives from property owners to build tenant improvements as part of two operating lease agreements. The lease incentive liability at December 31, 2015 and 2014, totaled $2,033,205 and $1,856,334, respectively. Such amounts are deferred and amortized over the life of the related leases.

In 2015, the Company amended one of its lease agreements, expanding office space, extending the lease term another 8 years, through 2026, and adding $900,000 to the lease incentive liability.

8.	INCENTIVE UNIT COMPENSATION

The Company has authorized a total of 1,373,450 Class B units, which are available to provide incentives to employees and service providers by granting rights to benefit from the success of the Company through the grant or issuance of membership units in the Company. At December 31, 2015 and 2014, a total of 1,138,461 and 1,061,523 Class B units, respectively, were outstanding.

Of the Class B units granted to employees, 773,429 units have a term of four years with 25% cliff vesting on the first anniversary from the grant date and 75% vesting ratably on a monthly basis over the next three years such that all units are vested by the end of four years. The remaining 365,032 units have a performance-vesting feature and will fully vest on the effective date of the consummation of a sale transaction and the achievement of a target return defined in the Company’s LLC Agreement. There is no exercise price, and the plan has a provision that in the event of a change in control, all time-vesting units vest 100%.

Time-vesting unit-based compensation cost is measured at the grant date based on the fair value of the award granted and is recognized as expense over the period in which the award is expected to vest. Time-vesting unit-based compensation expense recognized during a period is based on the value of the awards that are ultimately expected to vest. As such, it has been reduced for estimated forfeitures, which were estimated to be zero in both 2015 and 2014.

During the years ended December 31, 2015 and 2014, the Company recorded compensation expense related to the Class B time-vesting units totaling $84,260 and $203,207, respectively. Compensation expense is included within the selling, general, and administrative expense line item of the consolidated statements of operations. No compensation expense was recognized for the performance-vesting units, as the consummation of a sale transaction has not yet occurred.

During the years ended December 31, 2015 and 2014, the total vested Class B units had a total fair value of $794,719 and $717,905, respectively, and had no intrinsic value. As of December 31, 2015 and 2014, the total remaining unrecognized compensation cost related to the Class B time-vesting units was approximately $138,780 and $152,293, respectively. As of December 31, 2015 and 2014, the total remaining unrecognized compensation cost related to the Class B performance-vesting units was approximately $445,340 and $424,860, respectively. The estimated fair value of the Class B units granted during 2015 and 2014 is based on probability weighting a series of holding period scenarios that use the Black-Scholes pricing method. The following assumptions were used for grants of Class B units (both time and performance-vesting) issued during 2015 and 2014:

	2015	2014

Weighted average risk free interest rates	0.27–1.51%	0.27–1.51%
Expected unit life (in years)	1.42–5.42 years	1.42–5.42 years
Expected price volatility	50–70%	50–70%
Estimated weighted-average grant-date fair value of Class B units	$1.22	$1.22

The risk-free interest rates are based on the U.S. Treasury constant maturity rates for the respective holding periods. The expected unit lives are based on similar portfolio companies held by the private equity investor. The expected price volatility rates are based on a group of guideline public companies.

The following table summarizes Class B unit activity for the year ended December 31, 2015:

	Class B Units
	Time- Vesting Units	Performance- Vesting Units

Outstanding—beginning of year	713,277	348,246
Granted	60,151	25,943
Forfeited	-	(9,156)

Outstanding—end of year	773,428	365,033

Vested	(651,409)	-

Expected to vest	122,019	365,033

The following table summarizes non-vested Class B unit activity during the year ended December 31, 2015:

	Time- Vesting Units	Weighted Average Grant-Date Fair Value	Performance- Vesting Units	Weighted Average Grant-Date Fair Value

Non-vested balance—beginning of year	124,830	$1.22	348,246	$1.22
Granted	60,151	1.22	25,943	1.22
Vested	(62,962)	1.22	-	1.22
Forfeited	-	1.22	(9,156)	1.22

Non-vested balance—end of year	122,019	$1.22	365,033	$1.22

During 2014, the Company’s board of directors authorized a long-term incentive compensation plan to issue phantom units to certain employees. These units (referred to as “LTIP units”) reduce the available pool of Class B units as they are issued and have a performance-vesting feature whereby they only vest upon the employee being employed with the Company on the effective date of the consummation of a sale transaction. A sale transaction is defined as the first occurrence of a sale of all or substantially all of the assets of the Company that results in a change in control of more than sixty-seven percent (67%) of the equity interests of the Company. Upon completion of a sale transaction, holders of LTIP units are entitled to a cash payment equal to the distribution they would have received if they had held actual Class B units at the transaction date as determined by the Company’s board of directors at its reasonable discretion. If the length of time between the grant date and a consummated sale transaction is less than 24 months, 50% of the payment due will be held back and paid to the LTIP holder one year from the sale date provided the LTIP holder remains employed with the Company.

During 2015, the Company granted 38,000 LTIP units, 6,800 LTIP units were forfeited, and 141,250 LTIP units were outstanding at December 31, 2015. The fair value of units granted and outstanding is equal to the fair value assigned to the Class B units disclosed above. Although all LTIP units are expected to vest, no compensation expense has been recognized for these LTIP units as the consummation of a sale transaction has not yet occurred.

9.	MEMBERS’ EQUITY

The Company’s LLC Agreement provides for the issuance of Class A, Class B, and Class C units as ownership units in the Company as follows:

●	Class A units are entitled to priority distributions and other rights. During 2011, Class A units totaling 7,782,885 units were granted to the private equity firm and certain members of the acquired company. These units represent the total Class A units authorized under the LLC Agreement, and no Class A units were issued during 2015 or 2014.

●	Class B units are authorized for issuance to provide incentives to certain employees and service providers through the grant of these membership interests. A pool of 1,373,450 Class B units has been authorized under the LLC Agreement. During 2015 and 2014, the Company issued 77,829 and 128,188 Class B units, respectively, to employees. Additionally, during 2015 and 2014, employees forfeited 9,156 and 93,089 Class B units.

●	During 2011, Class C units totaling 272,401 units were granted to certain members of the acquired company. These units represent the total Class C units authorized under the LLC Agreement, and no Class C units were issued during 2015 or 2014.

Per the LLC Agreement, tax distributions are made to members on a quarterly basis to pay quarterly estimated tax payments. Any non-tax distributions made by the Company are made subject to a waterfall as follows:

●	First, to Class A unit holders until they receive their initial capital back with a specified annual return of 8%.

●	Second, proportionately to Class A and B unit holders until a target return is achieved as defined in the Agreement.

●	Third, to Class C unit holders only until a second target return is achieved as defined in the Agreement.

●	After the second target return is achieved, proportionately to all Class A, B, and C unit holders, except that the number of Class A units held by the private equity investor is reduced by the number of Class C units outstanding.

During the years ended December 31, 2015 and 2014, the Company paid cash distributions for taxes to or on behalf of its current Class A unit holders of $5,718,613 and $9,119,740, respectively. Additionally, during the year ended December 31, 2015 and 2014, the Company paid cash distributions for taxes to its current Class B unit holders of $656,665 and $755,217. Class C unit holders did not qualify for any distributions during 2015 and 2014 under the terms of the prescribed waterfall requirements.

10.	CONCENTRATIONS

The following customers accounted for a significant portion of the Company’s business in the periods below. The Company’s operations could be significantly impacted if one or more of these brand partners terminated its agreement with the Company. The Company’s customer concentrations with its largest customers are as follows as of and for the years ended December 31, 2015 and 2014:

	For the Year Ended December 31
	2015		2014
Customer	Sales	Percent of Total	Sales	Percent of Total

A	$ 26,362,926	22%	$ 23,807,323	22%
B	25,757,985	21%	28,356,750	26%
C	20,016,153	16%	23,357,487	21%
D	14,347,951	12%	*	*

	$ 86,485,015	71%	$ 75,521,560	69%

	As of December 31
	2015		2014
	Accounts Receivable	Percent of Total	Accounts Receivable	Percent of Total

A	$ 3,948,103	26%	$ 3,286,945	24%
B	4,204,948	28%	4,149,227	30%
D	2,251,220	15%	2,545,964	18%

	$ 10,404,271	69%	$ 9,982,136	71%

* This customer did not meet the 10% threshold for disclosure for the respective year.

11.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 22, 2016, 2016, the date on which the consolidated financial statements were available to be issued. The following subsequent events have occurred.

On January 4, 2016, the Company acquired BuyCalls, LLC in exchange for cash consideration of $3,500,000 (including $2,950,000 paid at close, $150,000 to be paid upon assignment or renegotion in the Company’s name of a certain contract, and $400,000 to be paid after June 30, 2017). Additionally, the total purchase price is subject to earnouts: $1,250,000 potential to be paid after September 30, 2016, and another $1,250,000 potential to be paid after July 31, 2017. The Company estimates that it will be required to pay $1,140,000 in earnouts, which had a fair value of $997,000 as of the purchase date. The acquisition was completed to provide increased leads for our business. As of the issuance of these financial statements, the purchase price had not yet been allocated.

On January 5, 2016, the Company purchased SecurityGem.com for $750,000 cash and up to $750,000 paid at a later date as part of an earnout. The acquisition was completed to provide increased leads for our business.

On January 6, 2016, the Company purchased MedicareHealthPlans.com for $337,500 cash and up to $87,500 paid at a later date as part of an earnout. The acquisition was completed to provide increased leads for our business.

On April 1, 2016, Sykes Enterprises, Incorporated (“Sykes”) (NASDAQ: SYKE) acquired 100% of ClearLink Holdings, LLC and its subsidiaries pursuant to the terms of the Merger Agreement, with Clear Link becoming a wholly-owned subsidiary of Sykes (the “Merger”).

In the Merger, each outstanding membership unit of Clear Link was converted into the right to receive an amount in cash as set forth in the Merger Agreement. The aggregate cash consideration payable in the Merger was approximately $207.0 million, subject to certain adjustments at the closing of the Merger.

In addition, as part of the Merger, substantially all of Clear Link’s notes payable were paid in full.

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